EXHIBIT 99.9

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated November 25, 2014 to the prospectus dated August 5, 2014 relating to securities issued pursuant to Registration Statement No. 333-197576 of Export Development Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

December 2, 2014